Exhibit 99.1

VAIL RESORTS, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Media:  Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations:  Jeff Jones, CFO, (970) 845-2552, jwjones@vailresorts.com

VAIL RESORTS ANNOUNCES RECORD FISCAL 2006 SECOND QUARTER RESULTS AND STOCK REPURCHASE PROGRAM

●	Record second quarter skier visits, a 7.9% increase over second quarter last year
●	Record Resort revenue up 8.4% in second quarter over same period last year
●	Record Resort Reported EBITDA up 15.4%, or $12.9 million, in second quarter compared to the previous record in the second quarter last year
●	Record net income of $43.0 million in the second quarter, a 33.4% increase over the second quarter last year

VAIL, Colo. - March 13, 2006 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the second quarter of fiscal 2006 ended January 31, 2006.

The Company uses the term "Reported EBITDA" and "Reported EBITDA excluding stock-based compensation" when reporting financial results in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss.

Effective August 1, 2005, the Company adopted the fair value recognition provisions of SFAS 123R, Share-Based Payment, using the modified prospective method. As a result, the Company recorded total pre-tax stock-based compensation expense of $1.8 million in the three months ended January 31, 2006, as compared to $0.2 million under the provisions of APB 25, Accounting for Stock Issued to Employees, for the three months ended January 31, 2005. The Company recorded total pre-tax stock-based compensation expense of $3.6 million in the six months ended January 31, 2006, as compared to $0.3 million for the six months ended January 31, 2005.

SECOND QUARTER PERFORMANCE

Mountain revenue for the second quarter of fiscal 2006 was $246.2 million, a 15.0% increase from $214.2 million for the comparable period last year. Mountain expense increased $17.8 million, or 13.4%, to $150.7 million. Excluding stock-based compensation expense, Mountain expense increased $16.9 million, or 12.7%, to $149.7 million.

Lodging revenue for the quarter decreased by $10.5 million, or 24.7%, to $32.1 million. Lodging expense decreased $7.7 million, or 18.9%, to $32.9 million. Excluding stock-based compensation expense, Lodging expense decreased $8.1 million, or 19.9%, to $32.5 million. In fiscal 2005 the Company sold the assets constituting the Vail Marriott Mountain Resort & Spa ("Vail Marriott") and The Lodge at Rancho Mirage ("Rancho Mirage"). Consequently, results for the second quarter of fiscal 2006 do not reflect the operations of the sold assets. For the second quarter of fiscal 2005, the Lodging segment included revenue of $11.9 million and operating expense of $9.6 million related to these entities. In addition, the Company retained management contracts for both the Vail Marriott and Rancho Mirage. As a result, Lodging revenue includes incremental management fee revenue of $366,000 for these entities for the second quarter of fiscal 2006.

Resort revenue, the combination of Mountain and Lodging revenues, rose $21.6 million, or 8.4%, to $278.3 million. Resort expense increased 5.8% to $183.6 million, up $10.1 million. Excluding stock-based compensation expense, Resort expense increased $8.9 million, or 5.1%, to $182.1 million.

Real Estate revenue for the quarter rose 23.3% to $9.7 million, and Real Estate expense decreased 4.9% to $6.4 million. Excluding stock-based compensation expense, Real Estate expense decreased $0.7 million, or 10.4%, to $6.0 million for the quarter.

Total revenue grew $23.4 million, or 8.8%, to $288.0 million and total segment operating expense increased $9.8 million, or 5.4%, to $189.9 million. Excluding stock-based compensation expense, total segment operating expense increased $8.2 million, or 4.5%, to $188.1 million.

Income from operations for the quarter improved $16.4 million, or 27.1%, to $77.0 million compared to $60.6 million for the same period last year.

Reported EBITDA for the Mountain segment grew $14.9 million, or 18.2%, to $97.0 million compared to $82.1 million for the comparable period last year. Reported EBITDA excluding stock-based compensation for the Mountain segment increased $15.8 million, or 19.3%, to $98.0 million compared to $82.2 million for the prior year fiscal quarter.

Reported EBITDA for the Lodging segment decreased from $1.3 million in the second quarter of last year to a loss of $0.8 million in the current year second quarter. Reported EBITDA excluding stock-based compensation for the Lodging segment decreased $1.7 million, to a loss of $0.4 million compared to $1.3 million of positive Reported EBITDA for the same period last year. As mentioned previously, the results for the second quarter of fiscal 2006 do not reflect the operations of the sold assets constituting the Vail Marriott and Rancho Mirage. In addition, in fiscal 2005, the Company sold its 49% interest in the joint venture that owned the Ritz-Carlton, Bachelor Gulch ("BG Resort"). For the second quarter of fiscal 2005, Lodging Reported EBITDA included revenue of $11.9 million and operating expense of $9.6 million relating to the Vail Marriott and Rancho Mirage as well as equity investment loss of $0.8 million related to BG Resort. Lodging Reported EBITDA includes incremental management fee revenue of $366,000 for the Vail Marriott and Rancho Mirage for the second quarter of fiscal 2006.

Second quarter Resort Reported EBITDA rose $12.9 million to $96.2 million, a 15.4% improvement over the comparable period last year. Resort Reported EBITDA excluding stock-based compensation was $97.6 million, a $14.1 million, or 16.9%, improvement over the $83.5 million reported in the second fiscal quarter of last year.

Real Estate Reported EBITDA for the quarter improved 195.8% to $3.4 million, an increase of $2.2 million over last year. Second quarter Real Estate Reported EBITDA excluding stock-based compensation rose $2.6 million, or 220.6%, to $3.8 million from $1.2 million in the comparable period last year.

On January 19, 2006, the Company sold the assets constituting the Snake River Lodge & Spa. The sale had minimal impact on the Lodging segment results for the three and six months ended January 31, 2006. Associated with the sale, the Company recorded a $4.7 million gain in the three and six months ended January 31, 2006.

The Company reported second quarter net income of $43.0 million, or $1.12 per diluted share, compared to net income of $32.2 million, or $0.89 per diluted share, for the same period last year, an increase of 33.4%. Excluding stock-based compensation expense required to be recorded pursuant to the adoption of SFAS 123R in fiscal 2006, the Company's net income for the second quarter of fiscal 2006 would have been $44.1 million, or $1.15 per diluted share compared to $32.4 million excluding stock-based compensation recorded pursuant to APB 25, or $0.90 per diluted share, for the same period last year, an increase of 36.5%.

SIX MONTH PERFORMANCE

Mountain revenue for the six months ended January 31, 2006 was $286.5 million, a 15.2% increase from $248.7 million for the comparable period last year. Mountain expense increased $26.1 million, or 13.3%, to $223.0 million. Excluding stock-based compensation expense, Mountain expense increased $24.3 million, or 12.4%, to $221.0 million.

Lodging revenue for the six months declined $15.0 million, or 16.9%, to $73.8 million. Lodging expense decreased $13.6 million, or 16.1%, to $70.5 million. Excluding stock-based compensation expense, Lodging expense decreased $14.4 million, or 17.1%, to $69.7 million. For the six months ended January 31, 2005, the Lodging segment includes revenue of $19.0 million and operating expense of $17.6 million relating to the Vail Marriott and Rancho Mirage. Lodging revenue includes incremental management fee revenue of $595,000 for these entities for the six months ended January 31, 2006.

Resort revenue rose $22.8 million, or 6.8%, to $360.3 million, and Resort expense increased 4.5% to $293.5 million, up $12.6 million. Excluding stock-based compensation expense, Resort expense increased $10.0 million, or 3.6%, to $290.7 million.

Real Estate revenue for the six-month period fell $11.9 million, or 47.6%, to $13.1 million, and Real Estate expense decreased $4.3 million, or 25.8%, to $12.5 million. Excluding stock-based compensation expense, Real Estate expense decreased $5.0 million, or 30.2%, to $11.7 million for the first half of fiscal year 2006.

Total revenue grew $10.9 million, or 3.0%, to $373.4 million and total segment operating expense increased $8.2 million, or 2.8%, to $305.9 million. Excluding stock-based compensation expense, total segment operating expense increased $5.0 million, or 1.7%, to $302.4 million.

Income from operations for the six months improved $8.2 million, or 42.9%, to $27.1 million compared to $19.0 million for the same period last year.

Reported EBITDA for the Mountain segment improved $12.4 million, or 23.3%, to $65.9 million compared to $53.4 million for the comparable period last year. Reported EBITDA excluding stock-based compensation for the Mountain segment increased $14.2 million, or 26.6%, to $67.8 million compared to $53.6 million for the first half of fiscal 2005.

Reported EBITDA for the Lodging segment improved from $2.1 million for the six-month period last year to $3.3 million in the current year, an improvement of 59.4%. Reported EBITDA excluding stock-based compensation for the Lodging segment increased $2.0 million, or 94.1%, to $4.1 million compared to $2.1 million for the same period last year. For the six months ended January 31, 2005, Lodging Reported EBITDA includes revenue of $19.0 million and operating expense of $17.6 million related to the Vail Marriott and Rancho Mirage, as well as equity investment loss of $2.7 million related to BG Resort. Lodging Reported EBITDA includes incremental management fee revenue of $595,000 for the Vail Marriott and Rancho Mirage for the six months ended January 31, 2006.

Resort Reported EBITDA rose $13.7 million to $69.1 million, a 24.6% improvement over the six-month period last year. Resort Reported EBITDA excluding stock-based compensation was $71.9 million, a $16.2 million, or 29.1%, improvement over the $55.7 million reported in the first half of the last fiscal year.

Real Estate Reported EBITDA for the six months decreased $7.4 million, or 90.8%, to $0.8 million from $8.2 million for the same period last year. Real Estate Reported EBITDA excluding stock-based compensation for the first half of the year decreased $6.7 million, or 81.4%, to $1.5 million from $8.2 million for the comparable period last year.

The Company reported net income for the six months of $8.7 million, or $0.23 per diluted share, compared to net income of $0.8 million, or $0.02 per diluted share, for the same period last year. Excluding stock-based compensation required to be recorded pursuant to the adoption of SFAS 123R in fiscal 2006, the Company's net income for the first half of fiscal 2006 would have been $10.9 million, or $0.29 per diluted share compared to $1.0 million excluding stock-based compensation recorded pursuant to APB 25, or $0.03 per diluted share, for the same period last year.

Robert Katz, Chief Executive Officer, commented, "I am very pleased with our results for the second quarter. It is a further indication of the success of our focus on the guest experience and the incredible contribution of all of our employees. Overall, our resorts showed strong increases in skier visits, even after absorbing a decline at Heavenly due to certain adverse weather impacts. We also realized price increases at all of our resorts, and season pass sales exceeded last year by 10.8%. Ski school, dining and retail/rental all had strong growth as we continued our success at providing guests a comprehensive service offering."

"While I am satisfied with the financial results of our Real Estate segment, much of the most significant activity of our new projects is still in the construction and planning stages. The Arrabelle project is a critical part of our redevelopment plans for Vail Mountain and it represents an important upgrade to one of our primary guest gateways to the mountain. We are currently estimating, based on our most recent construction cost estimates, that the Arrabelle and Gore Creek Place projects combined will generate income, before provision for income taxes and before allocated corporate or Vail Resorts Development Company overhead, of between $63 million and $73 million. We are also estimating that our investment in resort depreciable assets related to this project, including the hotel and public space components, will be between $90 million and $95 million, partially offset by estimated up-front cash from initiation fees related to club membership sales of $20 million to $25 million. I am disappointed that our original profit targets for the project have turned out to be too optimistic, given the increase in construction costs. However, with the combined benefit of the significant enhancement to our guest experience and its overall financial contribution to the Company, I still view the Arrabelle as a major success for Vail Resorts and an indication of what is possible at our resorts in the future," continued Katz.

"As previously reported, our proposed land trade with the United States Forest Service was appealed," Katz added. "This land trade is an important part of our Vail's Front Door project, which represents a critical upgrade to our other primary guest gateway to Vail Mountain. This project has been reviewed by a number of important constituents and we believe it enjoys widespread support, particularly in the Town of Vail. We are hopeful that this appeal can be adjudicated quickly so that we can proceed with these enhancements to the guest experience at Vail Mountain."

Katz concluded, "Based on the strength of the results we announced today, we would like to take this opportunity to update the previously announced full-year guidance given during our first quarter fiscal 2006 earnings release. Based on our current estimates, we now believe that we will be in the upper end of our full-year guidance ranges for Resort Reported EBITDA, Resort Reported EBITDA excluding stock-based compensation, net income, and net income excluding stock-based compensation. All of these ranges were announced in conjunction with our first quarter earnings release on December 7, 2005."

STOCK REPURCHASE ANNOUNCEMENT

The Company announced today that its Board of Directors has approved the repurchase of up to three million shares of common stock. Shares of common stock purchased pursuant to the repurchase program will be held as treasury shares and may be used for the issuance of shares under the Company's employee stock plans. Acquisitions under the share repurchase program will be made from time to time at prevailing prices as permitted by applicable laws, and subject to market conditions and other factors. The Company is under no obligation to purchase any shares under the stock repurchase program and the timing as well as the number of shares that may be repurchased under the program will depend on a number of factors including the Company's future financial performance, the Company's available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company's credit agreements and in the indenture governing the Company's Senior Subordinated Notes due 2014, prevailing prices of the Company's common stock, and the number of shares that become available for sale at prices that the Company believes are attractive. The stock repurchase program may be discontinued at any time and is not expected to have a significant impact on the Company's capitalization.

"Our Board took this action based upon our Company's continued strong financial condition and it reflects the Board's confidence in Vail Resorts' growth potential, financial outlook, and excess cash flow generation," commented Katz.

CAPITAL EXPENDITURE ANNOUNCEMENT

The Company also announced that it expects to spend approximately $75 million -$80 million for capital expenditures for maintenance capital and discretionary resort improvements at the Company's five ski resorts and throughout its hotels in calendar 2006. Highlights of these expenditures include a proposed new gondola at Breckenridge to connect the Town to Peaks 7 and 8; a new high-speed chairlift at Heavenly Ski Resort; a greatly expanded spa at the Keystone Lodge; snowmaking upgrades at Vail, Beaver Creek, Keystone and Breckenridge; on-mountain restaurant upgrades at Vail, Beaver Creek and Heavenly; and upgrades to the central reservations, marketing database and ecommerce booking systems, among other projects.

In addition, the Company expects to spend $185 million to $195 million for real estate-related capital expenditures, including costs to be incurred for the construction of associated resort-related depreciable assets. However, net cash outlays for real estate are expected to be significantly less as the Company anticipates that it will secure additional non-recourse financing for the major Vail projects in addition to the receipt of proceeds from real estate deposits and land sales. Included in the approved real estate capital are both new (Vail's Front Door) and ongoing (Arrabelle and Gore Creek Place) projects related to the multi-year redevelopment of Vail. Also contributing to the real estate capital expenditures is the continued development of a golf course community in Jackson Hole and Phase II of the Mountain Thunder Lodge condominiums at Breckenridge.

Commenting on the capital expenditure announcement, Katz said, "Our capital plan continues our investment in the guest experience. We will be maintaining the high quality standards of our resorts while also making a number of exciting new improvements. We are especially pleased to announce the gondola project in Breckenridge, which represents a truly collaborative effort between Vail Resorts and the Town of Breckenridge. The proposed gondola will completely transform one of the primary access points to the mountain and represents a very significant enhancement to the experience that many of our guests have in starting their day of skiing at Breckenridge."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy; our ability to develop our resort and real estate operations; competition in our Mountain and Lodging businesses; failure to commence or complete the planned real estate development projects; failure to achieve the anticipated short and long-term financial benefits from the planned real estate development projects; implications arising from new Financial Accounting Standards Board ("FASB")/governmental legislation, rulings or interpretations; termination of existing hotel management contracts; our reliance on government permits or approval for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; expenses or adverse consequences of current or future legal claims; shortages or rising costs in construction materials; adverse changes in the real estate market; unfavorable weather conditions; and our ability to efficiently complete the relocation of the Company's corporate and administrative operations. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2006	2005

Net revenue:
Mountain	$246,228	$214,166
Lodging	32,079	42,589
Real estate	9,709	7,873

Total net revenue	288,016	264,628
Segment operating expense:
Mountain	150,666	132,849
Lodging	32,894	40,570
Real estate	6,383	6,714

Total segment operating expense	189,943	180,133
Other operating (expense) income:
Depreciation and amortization	(21,431)	(23,273)
Mold remediation credit	852	--
Loss on disposal of fixed assets, net	(486)	(623)

Income from operations	77,008	60,599
Mountain equity investment income, net	1,455	771
Lodging equity investment loss, net	--	(761)
Real estate equity investment income (loss), net	31	(24)
Investment income, net	1,046	1,174
Interest expense	(9,502)	(10,809)
Loss on extinguishment of debt	--	(612)
Gain on sale of businesses, net	4,625	5,693
Gain on put options, net	1,026	975
Other income, net	51	84
Minority interest in income of consolidated subsidiaries, net	(5,231)	(4,665)

Income before provision for income taxes	70,509	52,425
Provision for income taxes	(27,498)	(20,184)

Net income	$43,011	$32,241

Per share amounts:
Basic net income per share	$1.15	$0.91

Diluted net income per share	$1.12	$0.89

Other Data:
Mountain Reported EBITDA	$97,017	$82,088
Mountain Reported EBITDA excluding stock-based compensation	$98,016	$82,192
Lodging Reported EBITDA	$(815)	$1,258
Lodging Reported EBITDA excluding stock-based compensation	$(401)	$1,293
Resort Reported EBITDA	$96,202	$83,346
Resort Reported EBITDA excluding stock-based compensation	$97,615	$83,485
Real Estate Reported EBITDA	$3,357	$1,135
Real Estate Reported EBITDA excluding stock-based compensation	$3,758	$1,172

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Six Months Ended
	January 31,
	2006	2005

Net revenue:
Mountain	$286,505	$248,659
Lodging	73,829	88,864
Real estate	13,102	24,989

Total net revenue	373,436	362,512
Segment operating expense:
Mountain	222,957	196,811
Lodging	70,535	84,119
Real estate	12,452	16,775

Total segment operating expense	305,944	297,705
Other operating (expense) income:
Depreciation and amortization	(40,354)	(44,348)
Asset impairment charge	(136)	--
Mold remediation credit	852	--
Loss on disposal of fixed assets, net	(726)	(1,481)

Income from operations	27,128	18,978
Mountain equity investment income, net	2,305	1,565
Lodging equity investment loss, net	--	(2,679)
Real estate equity investment income (loss), net	100	(59)
Investment income, net	2,234	1,301
Interest expense	(18,939)	(21,385)
Loss on extinguishment of debt	--	(612)
Gain on sale of businesses, net	4,625	5,693
Gain on put options, net	34	1,188
Other income, net	51	52
Minority interest in income of consolidated subsidiaries, net	(3,305)	(2,765)

Income before provision for income taxes	14,233	1,277
Provision for income taxes	(5,551)	(492)

Net income	$8,682	$785

Per share amounts:
Basic net income per share	$0.23	$0.02

Diluted net income per share	$0.23	$0.02

Other Data:
Mountain Reported EBITDA	$65,853	$53,413
Mountain Reported EBITDA excluding stock-based compensation	$67,807	$53,570
Lodging Reported EBITDA	$3,294	$2,066
Lodging Reported EBITDA excluding stock-based compensation	$4,115	$2,120
Resort Reported EBITDA	$69,147	$55,479
Resort Reported EBITDA excluding stock-based compensation	$71,922	$55,690
Real Estate Reported EBITDA	$750	$8,155
Real Estate Reported EBITDA excluding stock-based compensation	$1,531	$8,211

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands)

	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2006	2005	% Change	2006	2005	% Change

Business Line

Lift tickets	$113,468	$102,882	10.3%	$113,468	$102,882	10.3%
Ski school	30,752	27,092	13.5%	30,752	27,092	13.5%
Dining	21,266	19,415	9.5%	24,772	23,401	5.9%
Retail/rental	56,913	45,776	24.3%	78,618	62,975	24.8%
Other	23,829	19,001	25.4%	38,895	32,309	20.4%

Total Mountain Revenue	$246,228	$214,166	15.0%	$286,505	$248,659	15.2%

Total Lodging Revenue	$32,079	$42,589	(24.7)%	73,829	$88,864	(16.9)%

Total Resort Revenue	$278,307	$256,755	8.4%	360,334	$337,523	6.8%

	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2006	2005	% Change	2006	2005	% Change

Skier Visits

Vail	753	679	10.9%	753	679	10.9%
Breckenridge	755	677	11.5%	755	677	11.5%
Heavenly	434	472	(8.1)%	434	472	(8.1)%
Keystone	547	482	13.5%	547	482	13.5%
Beaver Creek	386	354	9.0%	386	354	9.0%

Total Skier Visits	2,875	2,664	7.9%	2,875	2,664	7.9%

Note:			Certain reclassifications have been made to the Mountain revenue as of and for the three and six months ended January 31, 2005 to conform to the current period presentation.

	As of January 31,
	2006	2005

Key Balance Sheet Data:
Real estate held for sale and investment	$221,048	$135,297
Total stockholders' equity	586,638	495,618

Total debt	523,311	548,643
Less: cash and cash equivalents	175,541	19,117

Net debt	$347,770	$529,526

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Reported EBITDA excluding stock-based compensation are not measures of financial performance under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures. Reported EBITDA and Reported EBITDA excluding stock-based compensation do not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses. Additionally, the company believes that reported EBITDA excluding stock-based compensation is an important measurement for comparability purposes as prior periods do not reflect the impact of the adoption of SFAS 123R.

Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock based compensation to net income for the Company calculated in accordance with GAAP for the three and six months ended January 31, 2006 and 2005.

	(In thousands)
	Three Months Ended
	January 31,
	2006	2005

Mountain segment revenue, net	$246,228	$214,166
Mountain segment expense excluding stock-based compensation	(149,667)	(132,745)
Mountain equity investment income, net	1,455	771

Mountain Reported EBITDA excluding stock-based compensation	98,016	82,192
Mountain segment stock-based compensation	(999)	(104)

Mountain Reported EBITDA	97,017	82,088

Lodging segment revenue, net	32,079	42,589
Lodging segment expense excluding stock-based compensation	(32,480)	(40,535)
Lodging equity investment loss, net	--	(761)

Lodging Reported EBITDA excluding stock-based compensation	(401)	1,293
Lodging segment stock-based compensation	(414)	(35)

Lodging Reported EBITDA	(815)	1,258

Resort Reported EBITDA	96,202	83,346
Resort Reported EBITDA excluding stock-based compensation	97,615	83,485

Real Estate segment revenue, net	9,709	7,873
Real Estate segment expense excluding stock-based compensation	(5,982)	(6,677)
Real Estate equity investment income (loss), net	31	(24)

Real Estate Reported EBITDA excluding stock-based compensation	3,758	1,172
Real Estate segment stock-based compensation	(401)	(37)

Real Estate Reported EBITDA	3,357	1,135

Total Reported EBITDA	99,559	84,481
Depreciation and amortization	(21,431)	(23,273)
Mold remediation credit	852	--
Loss on disposal of fixed assets, net	(486)	(623)
Investment income, net	1,046	1,174
Interest expense	(9,502)	(10,809)
Loss on extinguishment of debt	--	(612)
Gain on sale of businesses, net	4,625	5,693
Gain on put options, net	1,026	975
Other income, net	51	84
Minority interest in income of consolidated subsidiaries, net	(5,231)	(4,665)

Income before income taxes	70,509	52,425
Provision for income taxes	(27,498)	(20,184)

Net income	$43,011	$32,241

* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Six Months Ended
	January 31,
	2006	2005

Mountain segment revenue, net	$286,505	$248,659
Mountain segment expense excluding stock-based compensation	(221,003)	(196,654)
Mountain equity investment income, net	2,305	1,565

Mountain Reported EBITDA excluding stock-based compensation	67,807	53,570
Mountain segment stock-based compensation	(1,954)	(157)

Mountain Reported EBITDA	65,853	53,413

Lodging segment revenue, net	73,829	88,864
Lodging segment expense excluding stock-based compensation	(69,714)	(84,065)
Lodging equity investment loss, net	--	(2,679)

Lodging Reported EBITDA excluding stock-based compensation	4,115	2,120
Lodging segment stock-based compensation	(821)	(54)

Lodging Reported EBITDA	3,294	2,066

Resort Reported EBITDA	69,147	55,479
Resort Reported EBITDA excluding stock-based compensation	71,922	55,690

Real Estate segment revenue, net	13,102	24,989
Real Estate segment expense excluding stock-based compensation	(11,671)	(16,719)
Real Estate equity investment income (loss), net	100	(59)

Real Estate Reported EBITDA excluding stock-based compensation	1,531	8,211
Real Estate segment stock-based compensation	(781)	(56)

Real Estate Reported EBITDA	750	8,155

Total Reported EBITDA	69,897	63,634
Depreciation and amortization	(40,354)	(44,348)
Asset impairment charge	(136)	--
Mold remediation credit	852	--
Loss on disposal of fixed assets, net	(726)	(1,481)
Investment income, net	2,234	1,301
Interest expense	(18,939)	(21,385)
Loss on extinguishment of debt	--	(612)
Gain on sale of businesses, net	4,625	5,693
Gain on put options, net	34	1,188
Other income, net	51	52
Minority interest in income of consolidated subsidiaries, net	(3,305)	(2,765)

Income before income taxes	14,233	1,277
Provision for income taxes	(5,551)	(492)

Net income	$8,682	$785

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income excluding stock-based compensation, tax effected, to net income of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2006 and 2005. Also presented is a reconciliation of net income per diluted share excluding stock-based compensation, tax effected, to net income per diluted share of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2006 and 2005. The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's results from ongoing operations for the three and six months ended January 31, 2006 compared to January 31, 2005.

	Three Months
	Ended January 31,
(In thousands, except per share amounts)	2006	2005

Net income excluding stock-based compensation	$44,144	$32,351
Stock-based compensation expense, before benefit from income taxes	(1,814)	(176)
Adjustment to benefit from income taxes	681	66

Net income	$43,011	$32,241

Diluted net income per common share excluding stock-based compensation	$1.15	$0.90
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.05)	(0.01)
Adjustment to benefit from income taxes, per diluted common share	0.02	0.00

Diluted net income per common share	$1.12	$0.89

	Six Months
	Ended January 31,
(In thousands, except per share amounts)	2006	2005

Net income excluding stock-based compensation	$10,902	$952
Stock-based compensation expense, before benefit from income taxes	(3,556)	(267)
Adjustment to benefit from income taxes	1,336	100

Net income	$8,682	$785

Diluted net income per common share excluding stock-based compensation	$0.29	$0.03
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.09)	(0.01)
Adjustment to benefit from income taxes, per diluted common share	0.03	0.00

Diluted net income per common share	$0.23	$0.02